NATIONAL HEALTHCARE CORPORATION
------------------------------

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 26, 2001

To Our Stockholders:

     We cordially invite you to attend the Annual Meeting of the Stockholders (the "Meeting") of National HealthCare Corporation (the "Company" or "NHC"). The Meeting will be held at City Center, 14th Floor, 100 Vine Street, Murfreesboro, Tennessee on Thursday, April 26, 2001, at 5:00 p.m. CDT, for the following purposes:

     1.     To re-elect two directors;

     2.     To ratify the selection of Arthur Andersen LLP as independent accountants for the year ending December 31, 2001; and

     3.     To transact such other business as may properly come before the meeting or any continuances of it.

     The nominees for re-election as directors are Lawrence C. Tucker and J. K. Twilla. They currently serve as directors of the Company.

     The Board of Directors has fixed the close of business on Wednesday, February 28, 2001 as the record date for the determination of stockholders who are entitled to vote at the Meeting, including any continuances.

     We encourage you to attend the Meeting. Whether you are able to attend or not, we urge you to indicate your vote on the enclosed proxy card FOR the re-election of Mr. Tucker and Dr. Twilla as directors and FOR ratification of the selection of Arthur Andersen LLP as independent accountants for the year ending December 31, 2001. Please sign, date, and return the proxy card promptly in the enclosed envelope. If you attend the Meeting, you may vote in person even if you have previously mailed a proxy card.

                                                                     Richard F. LaRoche, Jr., Secretary

March 30, 2001
Murfreesboro, Tennessee

NATIONAL HEALTHCARE CORPORATION

100 Vine Street
Murfreesboro, Tennessee 37130

PROXY STATEMENT

ANNUAL MEETING OF THE STOCKHOLDERS
TO BE HELD APRIL 26, 2001

     The accompanying proxy is solicited by the Board of Directors of National HealthCare Corporation (the "Company" or "NHC") to be voted at the Annual Meeting of the Stockholders (the "Meeting") to be held on Thursday, April 26, 2001, commencing at 5:00 p.m. CDT and at any continuances of the Meeting. The Meeting will be held at the City Center, 14th Floor, Murfreesboro, Tennessee. It is anticipated that this proxy material will be mailed on or about March 30, 2001, to all stockholders of record on February 28, 2001.

     A copy of the Form 10-K of the Company for the year ended December 31, 2000, including financial statements, is also enclosed.

     You have the power and right to revoke the proxy at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company (i) a written revocation or (ii) a proxy from you with a later date than the prior proxy. Furthermore, if you attend the Meeting, you may elect to vote in person, thereby canceling the proxy.

How We Count the Votes

*     Shares of common stock represented in person or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the Company's Secretary who will determine whether or not a quorum is present.

*     Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes in favor of such matter. Accordingly, an abstention from voting on Proposals I and II will have the same legal effect as a vote "against" the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such vote differently.

*     If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Accordingly, a "broker non-vote" may effect establishment of a quorum, but, once a quorum is established, will have no effect on the voting on such matter.

*     A majority of the issued and outstanding shares of common stock entitled to vote constitutes a quorum at the Meeting. The affirmative vote of the holders of a majority of the votes cast at the Meeting is required for the election of directors, while the ratification of the appointment of the Company's independent accountants requires the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The Board of Directors has fixed the close of business on February 28, 2001 as the record date. The outstanding voting securities of the Company as of December 31, 2000, consisted of 11,245,735 shares of common stock, par value $.01 per share ("Common Stock"). Stockholders of record as of the record date are entitled to notice of and to vote at the Meeting or any continuances. Each holder of the shares of Common Stock is entitled to one vote per share on all matters properly brought before the Meeting. Stockholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

     The following information is based upon filings made by the entities identified below with the Securities and Exchange Commission. Except as set forth below, on December 31, 2000 no person was known to us to own beneficially more than 5% of the outstanding Common Stock:

Name and Address	Shares Beneficially Owned on 12/31/00	Percent of Outstanding Shares on 12/31/00
National Health Corporation P. O. Box 1398 Murfreesboro, TN 37133	1,271,147	11.3%
W. Andrew Adams 100 Vine Street Murfreesboro, TN 37130	1,082,064	9.6%
FMR Corp. 82 Devonshire Street Boston, MA 02109	883,400	7.8%
1818 Fund II 59 Wall Street New York, NY 10005	720,155	6.4%
Gintel Asset Management, Inc. 6 Greenwich Office Park Greenwich, CT 06831	1,172,977	10.4%

PROPOSAL I

ELECTION OF DIRECTORS

     Pursuant to our Articles of Incorporation, the directors have been divided into three groups. Each group is elected for a three-year term and only one group is up for election each year. At the April 26, 2001 Meeting, two directors will be elected to hold office each for a term of three years or until their successors are elected and qualified.

     The nominees for election at the Meeting are Lawrence C. Tucker and J. K. Twilla, currently directors of the Company. Unless authority to vote for the election of directors has been specifically withheld, your proxy holder intends to vote for the election of Mr. Tucker and Dr. Twilla to hold office as directors.

     If a nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person as may be determined by the proxy holder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES.

     The following is information about the nominees, other board members, and executive officers:

Name	Age	Position	Expiration of term as Director	Common Stock Beneficially Owned at 12/31/00(1)	Percent of Shares Outstanding 12/31/00
W. Andrew Adams	55	Director & President	2002	1,082,064	9.6%
Robert G. Adams	54	Director & Sr. V.P.	2003	451,532	4.0%
Ernest G. Burgess III	60	Director	2002	204,320	1.8%
Richard F. LaRoche, Jr.	55	Sr. V.P. & Secretary		403,340	3.6%
Lawrence C. Tucker (2)	58	Director	2001	720,155	6.4%
J. K. Twilla	74	Director	2001	98,392	*
Olin O. Williams	70	Director	2003	165,842	1.5%
All Directors and Exec. Officers as a group (7 people)				3,125,645	27.8%

*Less than 1%
(1) Assumes exercise of stock options and convertible subordinated debentures outstanding. See "Option Plans." Included in the amounts above are 35,000 shares to Mr. Burgess, 30,000 shares to Mr. Tucker, 35,000 shares to Dr. Twilla, and 35,000 shares to Dr. Williams, as well as the options to Messrs. Adams and LaRoche shown on Table A hereafter, of which all may be acquired upon the exercise of stock options granted under the Company's 1997 Stock Option Plan.
(2) Mr. Tucker, as a general partner of the 1818 Fund II, is attributed the ownership of the 1818 Fund II shares, but does not claim beneficial ownership thereof. Otherwise, all shares are owned beneficially with sole voting and investment power.

     Mr. Tucker (Director) has been with Brown Brothers Harriman & Co. (BBH & Co.), private bankers, for 34 years and became a General Partner of the firm in January 1979. He serves on the firm's steering committee as well as being responsible for the corporate finance activities, which include management of the 1818 Funds, private equity investing partnerships with originally committed capital exceeding $1.5 billion. He is a director of Riverwood International Corporation, VAALCO Energy Inc., World Access, Inc., National Equipment Services, US Unwired, Inc., Network Telephone, Inc., Z-Tel Technologies and WorldCom Ventures and is an Advisory Director of WorldCom, Inc.

     Drs. J. K. Twilla and Olin O. Williams (Directors) were physicians in private practice in Tennessee for more than 35 years each and are now retired. Dr. Williams currently serves on the Board of the Bank of Murfreesboro, headquartered in Murfreesboro, Tennessee. Both serve on the Board of Directors of National Health Realty, Inc.

     Ernest G. Burgess, III (Director) retired as a Senior Vice President of NHC in 1995. He has an M.S. degree from the University of Tennessee, and serves on the Board of Directors of National Health Realty, Inc.

     Robert G. Adams (Senior Vice President and Director) has served both as an Administrator and a Regional Vice President, holding the last position from 1977 to 1985. Mr. Adams has a B.S. Degree from Middle Tennessee State University. He is Chief Operating Officer of the Company, serves as director and Vice President of National Health Realty, Inc. and is Vice President of National Health Investors, Inc.

     W. Andrew Adams (President and Director) has been President since 1974 and served as Vice President between 1972 and 1974. Mr. Adams has an M.B.A. degree from Middle Tennessee State University. He is the Chief Executive Officer of the Company, President and Director of National Health Investors, Inc. and National Health Realty, Inc. Mr. Adams also serves on the Board of Directors of Lipscomb University, SunTrust Bank, Nashville, and Boy Scouts of America.

     Richard F. LaRoche, Jr. (Senior Vice President) has been Secretary of the Company since 1974 and General Counsel since 1971. He has a law degree from Vanderbilt University and an A.B. degree from Dartmouth College. His responsibilities include legal affairs, acquisitions, and finance. Mr. LaRoche also serves as a director, Vice President and Secretary of National Health Investors, Inc. and as Vice President and Secretary of National Health Realty, Inc.

Board of Directors and Committees of the Board

     The Board of Directors held 5 meetings during 2000. All directors were present at the meetings (except for one director missing one meeting) of the Board and of committees on which they served. The outside directors comprise the Audit Committee and the Compensation Committee (Mr. Burgess, Mr. Tucker, Drs. Twilla and Williams).

     The Audit Committee, which met three times in 2000, has filed the following report for inclusion in this proxy:

                                             Report of the Audit Committee

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements in the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of NHC's audited financial statements to generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements, which are included with the materials accompanying this proxy. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independent Standards Board No. 1 (Independent Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

     Submitted by the National HealthCare Corporation Audit Committee.

                                                                           Ernest G. Burgess III, Chairman
                                                                           J. K. Twilla
                                                                           Olin O. Williams
                                                                           Lawrence C. Tucker

                                        Report of the Compensation Committee

     The Compensation Committee, which met once in 2000, sets the compensation principles for the Company and reviews and establishes the principles for individual compensation levels for the executive officers. Of the four independent directors serving on the committee, only one is a former employee of the Company.

     We believe the following principles are applicable to all of the Company's employees:

*   Compensation should be related to performance. We believe that the better an individual performs the higher that individual's compensation should be. The individual's compensation should also be tied to how well the Company, division or subsidiary in which the partner is retained, performs financially so that when the entity's performance is better than our objectives, the individuals should be paid more. When the Company's performance does not meet our objectives, incentive award payments will be at the committee's discretion.

*   NHC partners should own NHC stock. We provide NHC partners at all levels with a number of ways to become shareholders. We have made annual partner stock purchase program grants available to all full time company partners. We also have programs that are intended to increase stock ownership among partners, such as discretionary stock option grants to managerial employees, the maintenance of an employee stock ownership plan (which is indirectly one of our largest shareholders), and matching contributions made on behalf of partners who participate in our 401(k) savings plan or the key employee deferred compensation plan. Our overall goal is to have stock programs that encourage each partner to act like an owner of the business.

*     Incentive compensation should be a greater part of total compensation for our executive officers. Although the proportion of an individual's total compensation varies with individual and company performance, we believe that our executive officers should have the majority of their compensation tied to the performance of the Company as a whole. As can be seen from the Compensation Table included in this proxy, our senior officers' incentive awards in 1999 as contrasted with their salaries exceeded the salaries by three to one or better. We have designed this bonus program having as one goal to make the compensation paid to the Company's executive officers qualify as performance based and deductible for federal income tax purposes. However, as in most areas, there can be no assurance that this goal is met.

     There are three basic components to our executive officers' compensation program - the first being base salary, the second being stock options, and the third being performance based. This last program, which we examine annually, requires that the Company achieve a significant return for its shareholders prior to any significant performance compensation awards.

     We have carefully considered these compensation programs, always taking into account shareholders' concerns, and feel that our programs and the compensation which they produce, for not only our executive officers but also partners in all areas of the Company and its subsidiaries, are vital to our continuing efforts to retain our people and improve our competitive position.

                                                                           Ernest G. Burgess III, Chairman
                                                                           Lawrence C. Tucker
                                                                           J. K. Twilla
                                                                           Olin O. Williams

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN TRANSACTIONS

Cash Compensation

     Directors not affiliated with NHC receive compensation for their Board service in the amount of $2,500 per meeting attended. The Company reimburses all directors for travel expenses incurred in connection with their duties as directors of the Company.

     The Company's executive officers were compensated per the following Table I.

TABLE I NATIONAL HEALTHCARE CORPORATION SUMMARY COMPENSATION TABLE 1998 - 2000
Annual Compensation (1)					Long-Term Compensation			All Other Compen- sation ($) (i)
					Awards		Payouts
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(2) (d)	Other Annual Compen- sation ($)(3) (e)	Restricted Stock Award(s) ($) (f)	Securities Under- lying Options/ SARs (#)(4) (g)	LTIP Payouts ($) (h)
W. Andrew Adams Pres. & CEO	2000 1999 1998	24,954 113,313 109,478	(5) 500,000 155,225	2,584 2,932 4,714	-0- -0- -0-	55,000 -0- -0-	-0- -0- -0-	-0- -0- -0-
Robert G. Adams Sr. Vice Pres. & COO	2000 1999 1998	141,111 140,940 140,779	(5) 426,534 102,000	5,554 6,607 9,889	-0- -0- -0-	40,000 -0- -0-	-0- -0- -0-	-0- -0- -0-
Richard F. LaRoche, Jr. Sr. Vice Pres. & Secretary	2000 1999 1998	127,248 127,802 126,588	(5) 426,851 102,975	3,442 2,782 18,034	-0- -0- -0-	40,000 -0- -0-	-0- -0- -0-	-0- -0- -0-

(1) Compensation deferred at the election of an executive has been included in columns (c) and (d).
(2) These officers may also receive bonuses from National Health Investors, Inc. and National Health Realty, Inc., which are disclosed in those Companies' Form 10-K and/or proxy statement.
(3) Includes (a) life insurance benefit, (b) 401(k) matching contribution, (c) non-qualified deferred compensation matching contribution, (d) ESOP contribution.
(4) These officers received stock options from National Health Investors, Inc. in 1997 and 1999 and stock options from National Health Realty, Inc. in 1999, which are disclosed in those Companies' Form 10-K. No other Restricted Stock Awards, Options/SARs, or LTIP Payouts were given in 1997, 1998, 1999 or 2000
(5) No bonuses have been declared or paid for 2000.

Director and Officer Options

     The 1997 Stock Option Plan (the "Plan"), as approved by the shareholders, provides for an automatic grant to each non-employee director of 10,000 shares on the date of the Annual Meeting of the Shareholders and at the closing price of NHC common stock on the American Stock Exchange that day. Of the 1,000,000 shares available under the 1997 Plan, 91,208 are available for grant as of the date of this Proxy Statement.

     The Plan permits options to be exercised for cash or by surrender of shares of Common Stock of the Company valued at the then fair market value. Unless otherwise specifically provided in the option agreement, no option shall be transferable other than by will, family gift, or the laws of descent and distribution. All shares which may be issued under the Plan and the exercise prices for outstanding options are subject to adjustment in the event that the number of outstanding shares of Common Stock will be changed by reason of stock splits, stock dividends, reclassifications or recapitalizations. In addition, upon a merger or consolidation involving the Company, participants are entitled to shares in the surviving corporation.

     Tables A and B set forth information regarding options which are outstanding, granted or exercised under the Plan as of December 31, 2000, for the Company's three executive officers. Table C sets forth information regarding options outstanding and exercised during 2000 for the executive officers, all outside directors and all other NHC employees as a group. The Company has not granted any SARs.

TABLE A
Option/SAR Grants in Last Fiscal Year [12-31-00]

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities underlying option/ SARS Granted (#)	Percent of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise of Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
W. Andrew Adams	55,000	11.6%	$3.00	10-25-06	45,650	100,650
Robert G. Adams	40,000	8.5%	$3.00	10-25-06	33,200	73,200
Richard F. LaRoche, Jr.	40,000	8.5%	$3.00	10-25-06	33,200	73,200

TABLE B
Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/ SARs at Fiscal Year-End (#) Exercisable	Value of Unexercised in-the-Money Options/ SARs at Fiscal Year-End ($) Exercisable
W. Andrew Adams	-0-	-0-	55,000	257,950
Robert G. Adams	-0-	-0-	40,000	187,600
Richard F. LaRoche, Jr.	-0-	-0-	40,000	187,600

TABLE C
Name of Participant	Shares Under Option: 2000	Expiration Date	Options Exercised: 2000	Remaining Options	Exercise Price
W. Andrew Adams	55,000	10/25/06	-0-	55,000	$3.00
Richard F. LaRoche, Jr.	40,000	10/25/06	-0-	40,000	$3.00
Robert G. Adams	40,000	10/25/06	-0-	40,000	$3.00
All Executive Officers (3 persons)	135,000	10/25/06	-0-	135,000	$3.00
All Directors (4 persons)	15,000 40,000 40,000 40,000	3/19/2002 1/4/2003 4/26/2004 5/24/2005	-0- -0- -0- -0-	15,000 40,000 40,000 40,000	$16.567 $39.88 $9.375 $4.75
All Other NHC Employees	337,500	10/25/06	-0-	337,500	$3.00

     The Company's grant or issuance of an incentive stock option under the Plan has no federal income tax consequences to either the Company or the optionee. Nor do any federal income tax consequences occur to either the Company or the optionee upon the optionee's exercise of his or her incentive stock option and purchase of Common Stock up to $100,000 per year, except that the difference between the fair market value of the stock purchased pursuant to the exercise of the option and the amounts paid upon the option's exercise (the "Spread") would be included in the optionee's alternative minimum taxable income for alternative minimum tax purposes. For options purchased in excess of the $100,000 limit, or for options granted to non-employee directors, or which are not held for the time discussed in the next paragraph, the Spread is taxable as ordinary income to the optionee and deductible by the Company at the time of exercise.

      After exercising the option, if the optionee holds the stock purchased for the requisite period under the Internal Revenue Code, then upon the optionee's disposition of the stock he or she will recognize capital gains (or losses) for federal income tax purposes on the amount of the Spread. The Company would not be entitled to a deduction upon such a disposition. To be entitled to such capital gains treatment, the optionee must not dispose of the underlying stock within two (2) years after the date the option is granted or one (1) year after the option is exercised.

     If the optionee disposes of the stock prior to such time, then the optionee will recognize ordinary income in an amount equal to the lesser of (i) the difference between the sales proceeds and the optionee's cost, or (ii) the difference between the fair market value of the stock on the date of exercise and the optionee's cost. The balance of the gain on a premature disposition of the stock, if any, will be capital gains for federal income tax purposes. Such a premature disposition will entitle the Company to a deduction equal to the amount of ordinary income recognized by the optionee.

     The Plan provides that the Company can finance the exercise of any options by the acceptance of the option holder's full recourse Promissory Note bearing interest at a fixed rate equal to 2.5% below New York Prime on the date of the note, with interest payable quarterly and principal due and payable in 60 months. The notes are secured by shares having a fair market value of 200% of the amount of the principal of the note as established on the date of the loan. Additionally, the notes required the pledge of additional shares or for reduction in the principal of the note at any time that the value of the collateral drops below 150% of the base amount of the outstanding balance of the note.

     Pursuant to the above-described Plan, a number of NHC employees utilized the Plan financing feature to exercise options on January 14, 1997. At that time the market value of the NHC securities was $41.00 per share and the purchase price was $31.00 per share. Pursuant to the Plan, the Company financed the exercise by accepting a promissory note at the $31.00 per share purchase price, which note is due and payable on October 13, 2001. Eleven months after the issuance of this note, NHC issued to all shareholders, in a tax free exchange, one share of the common stock of National Health Realty for each share of stock that the employee owned in NHC. By July 2000, the combined value of the NHC and NHR shares had decreased to approximately $13.00, although Key Employees were paying interest to the Company on a $31.00 purchase price. The Board of Directors believed that the situation, as it had developed, was contrary to the intent of the Company in issuing the original stock options, and offered to the employees the right to surrender the shares of stock in NHC and NHR, which they had obtained when they exercised their stock option, in return for which the Company would cancel the $31.00 per share promissory note. This cancellation, however, produced adverse tax consequences to the employees since the forgiveness of the $31.00 note measured against the then combined fair market value of the purchased securities is taxable as ordinary income. Because of the immediate negative financial implication to employees, the Company offered to finance the employee's tax liability resulting from this transaction. The Company's executive officers' promissory notes are as follows: W. Andrew Adams $291,200; Robert G. Adams $218,400 and Richard F. LaRoche, Jr. $218,400.

     The below table indicates the current amount of loans outstanding by all directors and executive officers of NHC, individually and collectively as of December 31, 2000.

	Current Loan Outstanding 12-31-00	Maximum Loan Outstanding Prior Five Years
W. Andrew Adams	$ 693,120	$ 4,101,131
Robert G. Adams	495,350	2,426,309
Richard F. LaRoche, Jr.	469,600	2,418,076
Ernest G. Burgess III	660,555	1,309,368
J. K. Twilla	---	169,750
Lawrence C. Tucker	---	-0-
Olin O. Williams	227,525	679,462
All Executive Officers & Directors as a Group (7)	$2,546,150	$ 11,104,096

Section 16(a) Disclosure Compliance

     Section 16(a) of the Securities and Exchange Act of 1934 as amended requires officers, directors, and persons who own more than 10% of the Company's equity securities to file statements of changes in beneficial ownership (Forms 4 or 5) with the Securities and Exchange Commission (the SEC) and the American Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

     To the Company's knowledge and based solely on the review of the copies of such forms received by it, the Company believes that during 2000 all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were fulfilled.

Comparison of Cumulative Total Return

     The Company's cumulative total return as compared with the S & P 500 Index and HealthCare-Misc. Index is shown in the graph on the last page of this proxy statement.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF AND
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has selected Arthur Andersen LLP as its independent auditors for fiscal year ending December 31, 2001. Although a stockholder vote is not required, the Board requests the approval of stockholders for this appointment. Arthur Andersen LLP audited the Company's financial statements for the year ended December 31, 2000.

     Aggregate fees billed by Arthur Andersen LLP for audit and review of the Company's 2000 quarterly and annual financial statements are $245,349. These fees include fees related to the audit and review of the consolidated financial statements of NHC as well as the statutory financial statements of NHC Insurance Company, a wholly owned subsidiary of NHC. Arthur Andersen LLP did not provide any financial information systems design and implementation or other services during 2000.

     If the stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent accountants will be reconsidered by the Board of Directors, although the Board of Directors would not be required to select different independent accountants for the Company. The Board of Directors retains the power to select another firm as independent accountants for the Company to replace the firm whose selection was ratified by the Company's stockholders in the event the Board of Directors determines that the best interest of the Company warrants a change of its independent accountants.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from stockholders at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL II.

STOCKHOLDER PROPOSALS

     October 1, 2001 is the date by which proposals of stockholders intended to be presented at the 2002 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

EXPENSES OF SOLICITATION

     The total cost of this solicitation will be borne by the Company. In addition to use of the mail, proxies may be solicited by directors and officers of the Company personally and by telephone, telegraph, or facsimile transmission.

OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the Meeting, but if other matters do properly come before the Meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their best judgment.

                                                                  s/Richard F. LaRoche, Jr.
                                                                  Richard F. LaRoche, Jr., Secretary

March 30, 2001
Murfreesboro, Tennessee

NATIONAL HEALTHCARE CORPORATION
Comparison of Cumulative Total Return

	1995	1996	1997	1998	1999	2000
NHC	100	118.1	159.2	79.8	43.6	53.1
S&P 500	100	120.3	157.6	199.6	238.5	214.4
HC Long-Term	100	111.3	154.6	77.1	41.9	54.1

Assumes $100 inv. 12/31/95 in NHC S & P 500 and Health Care Long-term.